UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

VANTAGE HEALTH

(Exact name of registrant as specified in its charter)

Nevada	333-168930	93-0659770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Warren St.  Suite 200

Redwood City, CA 94063

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 503-3570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

As disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2014, our parent company, Nanobeak Inc. (“Nanobeak”), has entered into a License Agreement (the “License Agreement”) with the National Aeronautics and Space Administration (“NASA”) pursuant to which Nanobeak was granted a royalty-bearing, non-transferable license to certain inventions and patent rights owned by NASA relating to chemical sensing nanotechnology for use within the United States and its territories.

Pursuant to Section 3.1.1 of the License Agreement, Nanobeak is permitted to sublicense its rights under the License Agreement to Vantage Health. Effective as of February 20, 2014, Nanobeak has sublicensed such rights to Vantage Health as set forth in a Sublicense Agreement (the “Sublicense Agreement”).

The Sublicense Agreement grants patent rights to Vantage Health on the same terms as such rights have been granted to Nanobeak under the License Agreement; provided, however, that the field of use for the patent rights granted to Vantage Health is limited to disease detection.

Vantage must pay to Nanobeak certain royalties in connection with the Sublicense Agreement, which royalties are equivalent to those owed by Nanobeak to NASA pursuant to the License Agreement. Vantage must further comply with other obligations of Nanobeak under the License Agreement as though Vantage were a party thereto, including achievement of practical application of the patent rights and certain reporting obligations.

The Sublicense Agreement will terminate upon the earlier of (i) termination of the License Agreement or (ii) termination by either party to the Sublicense Agreement as set forth therein.

The foregoing description of the Sublicense Agreement is not complete and is subject to, and qualified in its entirety by, the full text of the Sublicense Agreement, which is attached as Exhibit 10.1 hereto, the terms of which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Sublicense Agreement by and between Nanobeak, Inc. and Vantage Health dated February 20, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VANTAGE HEALTH

	By:	/s/ Jeremy Barbera
	Name:	Jeremy Barbera
	Title:	President and Chief Executive Officer
Date: February 20, 2014

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